SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
              -----------------------------------------------------


                                 SCHEDULE 14D-9
                      Solicitation/Recommendation Statement
                             under Section 14(d)(4)
                     of the Securities Exchange Act of 1934
                                (Amendment No. 3)

                            NTS-Properties Plus Ltd.
                            (Name of Subject Company)

                            NTS-Properties Plus Ltd.
                       (Names of Person Filing Statement)

                          LIMITED PARTNERSHIP INTERESTS
                         (Title of Class of Securities)

                                    629421108
                      (CUSIP Number of Class of Securities)

                     J.D. Nichols, Managing General Partner
                                       of
                         NTS-PROPERTIES PLUS ASSOCIATES
                             10172 Linn Station Road
                           Louisville, Kentucky 40223
                                 (502) 426-4800
            (Name, address and telephone number of person authorized
               to receive notices and communications on behalf of
                                 filing person)

                                    Copy to:

                                Mark R. Borrelli
                             Shefsky & Froelich Ltd.
                      444 North Michigan Avenue, Suite 2500
                             Chicago, Illinois 60611
                                 (312) 836-4014

[ ]      Check  the  box  if  the   filing   relates   solely   to   preliminary
         communications made before the commencement of a tender offer.

     This Amendment No. 3 supplements and amends the Solicitation/Recommendation Statement (the "Original Statement") on Schedule 14D-9 filed with the Securities and Exchange Commission on November 30, 2000 by NTS-Properties Plus Ltd. (the "Partnership") in connection with an Offer to Purchase dated November 30, 2000 by ORIG, LLC, a Kentucky limited liability company and affiliate of the Partnership. The Original Statement was subsequently amended by filing Amendment No. 1 on February 14, 2001, and Amendment No. 2 on March 6, 2001. Hereafter, all references to the Original Statement shall refer to the Original Statement, as amended. Capitalized terms not defined herein shall have the same meaning as in the Original Statement.

     This Amendment No. 3 amends the Original Statement by including a Notice to Investors dated March 13, 2001. The Notice to Investors is attached hereto as Exhibit (c)(7).

Item 9.  Material to be Filed as Exhibits.

(c)(7) Notice to Investors dated March 13, 2001 (incorporated by reference to Exhibit (c)(7) to Amendment No. 3 to Tender Offer Statement on Schedule TO filed by ORIG, LLC, J.D. Nichols and Brian Lavin on March 13, 2001).

                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    March 13,2001         NTS-PROPERTIES PLUS LTD., a Florida limited
                               partnership

                               By:      NTS-PROPERTIES PLUS ASSOCIATES , a
                                        Kentucky limited partnership and General
                                        Partner

                               By:     /s/ J.D. Nichols
                                       -----------------------------------------
                                       J.D. Nichols, Managing General Partner

                                    EXHIBITS

Exhibit
Number                    Description
-------                   ------------
(c)(7)                    Notice to Investors dated March 13, 2001 (incorporated
                          by reference to Exhibit (c)(7) to Amendment No. 3 to Tender Offer Statement on Schedule TO filed by ORIG,
                          LLC, J.D. Nichols and Brian Lavin on March 13, 2001).

                                                                  EXHIBIT (c)(7)



                               Notice to Investors
                              Dated March 13, 2001